Exhibit 99.1

Nikola Corporation Prices Offerings of Common Stock and Convertible Senior Notes

PHOENIX, December 7, 2023 — Nikola Corporation (Nasdaq: NKLA) today announced the pricing of its concurrent public offerings of 133,333,334 shares of common stock, at a public offering price of $0.75 per share, and $175,000,000 aggregate principal amount of 8.25% Green Convertible Senior Notes due 2026 (the “Notes”). The issuance and sale of the common stock and the Notes are scheduled to settle on December 12, 2023, subject to customary closing conditions. The completion of the common stock offering will not be contingent on the completion of the Notes offering, and the completion of the Notes offering will not be contingent on the completion of the common stock offering.

BTIG is acting as lead book-running manager and representative for the offerings. Baird, Bryan, Garnier & Co. and Wolfe | Nomura Alliance are acting as joint book-running managers for the offerings.

The Notes will be senior, unsecured obligations of Nikola and will accrue interest at a rate of 8.25% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2024. The Notes will mature on December 15, 2026, unless earlier repurchased, redeemed or converted. At any time before the close of business on the second scheduled trading day immediately before the maturity date, noteholders may convert their Notes at their option. Nikola will settle conversions by delivering (i) shares of Nikola’s common stock (together, if applicable, with cash in lieu of any fractional share) at the then-applicable conversion rate; and (ii) a cash amount representing the present value of remaining scheduled coupon payments on the converted Notes. The initial conversion rate is 1,111.1111 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $0.90 per share of common stock. The initial conversion price represents a premium of approximately 20% over the public offering price per share of common stock in the common stock offering. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The Notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Nikola’s option at any time, and from time to time, on or after December 15, 2025 and before the maturity date, but only if the last reported sale price per share of Nikola’s common stock exceeds 175% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the Notes) occurs prior to the maturity date, then, subject to a limited exception, noteholders may require Nikola to repurchase their Notes for cash. The repurchase price will be equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Nikola intends to use the net proceeds from the common stock offering for working capital and other general corporate purposes and allocate an amount equal to the net proceeds from the Notes offering to finance, refinance, or make direct investments in, in whole or in part, one or more new or recently completed (within the 24 months prior to the issue date of the Notes), current or future eligible projects (such projects, “Eligible Green Projects”) in alignment with the guidelines of the Green Bond Principles, 2021 (with June 2022 Appendix I). Pending full allocation of an amount equal to the net proceeds from the offerings to Eligible Green Projects, Nikola may temporarily invest the net proceeds in cash or other short term liquid instruments, and Nikola will not knowingly invest in operations that result in an overall net increase in greenhouse gas emissions.

The offerings are being made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission (the “SEC”), which became effective on April 14, 2022 (File No. 333-264068). Each offering will be made only by means of a prospectus supplement relating to that offering and an accompanying prospectus. An electronic copy of the preliminary prospectus supplement (and, when available, the final prospectus supplement) for each offering, together with the accompanying prospectus, is or will be available on the SEC’s website at www.sec.gov. Alternatively, copies of these documents can be obtained by contacting: BTIG, LLC, 600 Montgomery Street, San Francisco, CA 94111 Attention: Syndicate Department (415-248-2200) or by email at prospectusdelivery@btig.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities referred to in this press release, nor will there be any sale of any such securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Nikola Corporation

Nikola Corporation’s mission is clear: pioneering solutions for a zero-emissions world. As an integrated truck and energy company, Nikola is transforming commercial transportation, with our Class 8 vehicles, including battery-electric and hydrogen- fuel cell electric trucks, and our energy brand, HYLA, driving the advancement of the complete hydrogen refueling ecosystem, covering supply, distribution and dispensing. Nikola headquarters is based in Phoenix, Arizona with a manufacturing facility in Coolidge, Arizona.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offerings and the expected amount and intended use of the net proceeds. Forward-looking statements represent Nikola’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offerings and risks relating to Nikola’s business, including those described in the section captioned “Risk Factors” in the preliminary prospectus supplement (or, when available, the final prospectus supplement) related to each offering and periodic reports that Nikola files from time to time with the SEC. Nikola may not consummate the offerings described in this press release and, if the offerings are consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Nikola does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Inquiries

investors@nikolamotor.com